Exhibit 99.1

April 23, 2004

DIRECTORS AND EXECUTIVE OFFICERS

PROGRESS ENERGY, INC.

Re:	Notice of Blackout Period

As a director or executive officer of the Company, you are subject to Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 104 of Regulation BTR, which prohibit directors and executive officers from engaging in certain transactions in the Company’s common stock or associated derivative securities during a pension plan blackout period.

Please be advised that a blackout period will be in effect due to a change in the record keeper for the Progress Energy 401(k) Savings and Stock Ownership Plan (the “Plan”). The “Blackout Period” will commence at 4:00 p.m. Eastern daylight time on May 7, 2004 and is expected to end during the week of May 16, 2004. During the Blackout Period, participants in the Plan will not be able to access their accounts, exchange (transfer) among the investment options or initiate loans, withdrawals or full distributions from their accounts under the Plan.

Under the Sarbanes-Oxley Act of 2002 and Regulation BTR, the Company is required to notify you of this Blackout Period and of certain restrictions on trading in the Company’s securities that will apply to you during the Blackout Period. As a director or executive officer of Progress Energy, you will not be permitted to, directly or indirectly, purchase, sell or otherwise acquire or transfer during the Blackout Period any Progress Energy common stock or associated derivative securities (e.g. restricted stock, stock options, performance shares and performance units) acquired in connection with your service as a director or executive officer of the Company. During the Blackout Period, you may, however, engage in a limited number of exempt transactions under Rule 101(c) of Regulation BTR, which include the automatic reinvestment of dividends to purchase Progress Energy common stock under the Progress Energy Investor Plus Plan or the acquisition or disposition of Progress Energy common stock in accordance with a bona fide gift.

Please note that any director or executive officer may obtain, without charge, information as to whether the Blackout Period has ended or any other information regarding the Blackout Period or prohibited transactions in the Company’s equity securities by contacting Masceo Deschamps, Manager, Benefits, Human Resources Department, Progress Energy, Inc., 410 S. Wilmington Street, Raleigh, N.C. 27601 at 919-546-3275. If you wish to enter into a transaction involving Progress Energy common stock or associated derivative securities during the Blackout Period, please contact me before doing so to confirm that the transaction is an exempt transaction. We will notify you when the Blackout Period ends.

For the purposes of notice to the Securities and Exchange Commission pursuant to 17 C.F.R. §245.104, during the Blackout Period and for a period of two years after the ending date of the Blackout Period, a security holder or other interested person may obtain, without charge, the actual beginning and ending dates of the Blackout Period by contacting Mr. Deschamps at the address noted above.

Please do not hesitate to call me if you have questions regarding this Notice.

Sincerely,

/s/ John R. McArthur

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